EXHIBIT 7.1

                            RICHARDS, LAYTON & FINGER

                                One Rodney Square

                                  P.O. Box 551

                           Wilmington, Delaware 19899

                            Telephone (302) 658-6541

                            Telecopier (302) 658-6548

                                  July 29, 1996


Midstream Combination Corp.
13430 Northwest Freeway, Suite 1200
Houston, TX  77040

Ladies and Gentlemen:

         You have requested our opinion as special Delaware counsel to Midstream Combination Corp., a Delaware corporation (the "Company"), whether there exists any restriction upon the surplus of the Company available for the payment of dividends on the capital stock of the Company by reason of the fact that the liquidation preference of the Series A Participating Preferred Stock, par value $.01 per share, of the Company (the "Series A Preferred Stock"), exceeds the par value of such stock, and whether any remedy would be available to holders of the Series A Preferred Stock before or after payment of any such dividend which would reduce or reduces the surplus of the Company to an amount less than the amount of such excess.

         For the purpose of rendering our opinions as expressed herein, we have examined and have relied upon: (i) the Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware (the "Secretary of State") on May 22, 1996 (the "Certificate"); and (ii) the By-laws of the Company, as amended through the date hereof (the "By-laws"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Certificate.

         With respect to the foregoing documents, we have assumed the authenticity of all documents submitted to us as authentic originals, the conformity to authentic

Midstream Combination Corp.
July 29, 1996
Page 2

originals of all documents submitted to us as copies or forms, the genuineness of all signatures, the legal capacity of natural persons, and that the foregoing documents, in the forms furnished to us for our review, have not been and will not be altered or amended in any respect material to our opinions as expressed herein. In addition, we have assumed for purposes of our opinions as expressed herein that the Certificate and the By-laws constitute the certificate of incorporation and the by-laws, respectively, of the Company as presently in effect. We have not reviewed any other documents of or applicable to the Company for purposes hereof (including the Scope of Business Agreement, dated May 22, 1996 between the Company and Chevron Corporation), and we assume there exists no provision of any such other document that bears upon or is inconsistent with our opinions as expressed herein. We have made no independent factual investigation of our own for purposes hereof but, rather have relied solely upon the foregoing documents, the statements and information set forth therein, and the additional facts recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects.

         Paragraph 3(5) of Section C, Article FOURTH of the Certificate provides that, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, no distribution shall be made to the holders of Common Stock of the Company or any stock ranking junior to the Series A Preferred Stock unless, prior thereto, the holders of of the Series A Preferred Stock shall have received $1.00 per share to be paid out of the assets of the Company available for distribution to its shareholders. The amount so payable by the Company to holders of the Series A Preferred Stock upon the liquidation, dissolution or winding up of the Company is hereinafter referred to as the "Series A Liquidation Preference."

         In this respect, you have requested our opinion under the General Corporation Law of the State of Delaware (the "General Corporation Law"): (1) whether, as a matter of law, prior to a liquidation, dissolution or winding up of the Company, there will be any restriction upon the surplus of the Company available for the payment of dividends on the capital stock of the Company solely by reason of the fact that the Series A Liquidation Preference exceeds the par value of the Series A Preferred Stock; and (2) whether, as a matter of law, any remedy would be available to holders of the Series A Preferred Stock either before or after payment of any dividend, prior to a liquidation, dissolution or winding up of the Company, solely by reason of the fact that payment of such dividend would reduce or reduces the surplus of the Company to an amount less than the difference between the Series A Liquidation Preference and the par value of the Series A Preferred Stock.

         Section 170 of the General Corporation Law authorizes a Delaware corporation to pay dividends out of its surplus. Surplus is defined by Section 154 of the

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July 29, 1996
Page 3

General Corporation Law as the amount by which the net assets of a corporation exceed its capital. Both net assets, as defined in Section 154, and capital, as defined in and determined in accordance with Sections 154 and 244 of the General Corporation Law, are determined without reference to the amount of any liquidation preference of any class of the corporation's stock. Accordingly, the authorization in Section 170 of the General Corporation Law for payment of dividends out of surplus is not in any way limited or restricted solely by reason of the fact that a series or class of stock of a corporation has a liquidation preference in excess of the par value of such stock.

         We are aware of no controlling decision of any court of the State of Delaware that addresses the question presented for our consideration, but we believe that our courts would adopt the reasoning set forth herein should the question be litigated. We note in addition that our opinion as expressed herein is supported by the discussion of the Court in BAILEY V. TUBIZE RAYON CORP., 56
F. Supp. 418, 423 (D. Del. 1944) (applying Delaware law).

         Based upon and subject to the foregoing, and subject to the limitations stated hereinbelow, it is our opinion that, solely as a matter of law, under the General Corporation Law as in effect on the date hereof: (1) prior to a liquidation, dissolution or winding up of the Company, there will be no restriction upon the surplus of the Company available for the payment of dividends on the capital stock of the Company solely by reason of the fact that the Series A Liquidation Preference exceeds the par value of the Series A Preferred Stock; and (2) no remedy would be available to holders of the Series A Preferred Stock, either before or after payment of any dividend, prior to a liquidation, dissolution or winding up of the Company, solely by reason of the fact that payment of such dividend would reduce or reduces the surplus of the Company to an amount less than the difference between the Series A Liquidation Preference and the par value of the Series A Preferred Stock.

         The foregoing opinions are limited to the General Corporation Law, and we have not considered and express no opinion on the effect of any other laws or the laws of any other state or jurisdiction, including federal laws regulating securities or other federal laws, or the rules and regulations of stock exchanges or of any other regulatory body. In addition, our opinions as expressed herein address only the following questions: (1) whether, as a matter of law, prior to a liquidation, dissolution or winding up of the Company, there will be any restriction upon the surplus of the Company available for the payment of dividends on the capital stock of the Company solely by reason of the fact that the Series A Liquidation Preference exceeds the par value of the Series A Preferred Stock; and (2) whether, as a matter of law, any remedy would be available to holders of the Series A Preferred Stock either before or after payment of any dividend, prior to a

Midstream Combination Corp.
July 29, 1996
Page 4

liquidation, dissolution or winding up of the Company, solely by reason of the fact that payment of such dividend would reduce or reduces the surplus of the Company to an amount less than the difference between the Series A Liquidation Preference and the par value of the Series A Preferred Stock. We render no opinion on the effect of any charter restrictions on payment of dividends on other stock of the Company prior to payment of dividends on the Series A Preferred Stock, or the effect of any other charter restrictions regarding payment of dividends or remedies relating thereto.

         We hereby consent to the use and filing of this opinion letter as an exhibit to the Form S-4 Registration Statement filed by the Company with the Securities and Exchange Commission (the "SEC") relating to the issuance of shares of Common Stock provided, however, that in giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the SEC thereunder. Except as provided in the immediately preceding sentence, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.

                                                         Very truly yours,